UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 2, 2008
Diamond Management & Technology Consultants, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-22125 (Commission File Number)	36-4069408 (IRS Employer Identification Number)
John Hancock Center
875 North Michigan Avenue, Suite 3000
Chicago, Illinois 60611
(Address of principal executive offices)
312-255-5000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Dr. Alan C. Kay resigned from the Company’s Board of Directors on March 31, 2008. Dr. Kay had served on the Board since 1996. He will continue to advise the Company as a Diamond Fellow. Diamond Fellows are recognized business and technology leaders that offer the Company insight and assistance to augment Company resources.
Mr. Mel Bergstein, Chairman of the Board of the Company, retired as an employee on March 31, 2008. Mr. Bergstein will continue to serve the Company as the non-executive Chairman of the Board of Directors. He will continue to lead the Board of Directors and serve the Company as a senior advisor. In connection with Mr. Bergstein’s retirement from day-to-day employment and in recognition of his continuing service, the Board of Directors modified his outstanding equity awards to: (i) immediately vest 18,152 restricted stock units that were previously unvested at March 31, 2008 and which did not vest in the ordinary course pursuant to the Company’s retirement policy and (ii) grant an exception to the Company’s retirement policy so that Mr. Bergstein retains the original expiration dates for 124,960 stock options and stock appreciation rights rather than an earlier date based on such policy. Pursuant to the Company’s retirement policy, with respect to Mr. Bergstein, 1,000 shares of restricted stock, 56,052 restricted stock units and 32,634 stock appreciation rights vested in the ordinary course on March 31, 2008.
Mr. William McClayton, Chief Administrative Officer and Secretary of the Company, resigned from such positions on March 31, 2008. Mr. McClayton will continue to serve the Company as a Managing Director.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Diamond Management & Technology Consultants, Inc.
By:	/s/ Karl E. Bupp
Karl E. Bupp
Chief Financial Officer

April 2, 2008